Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Community Bancshares of Indiana, Inc. on Form S-4 of our report dated March 28, 2014 on the consolidated financial statements of First Financial Service Corporation and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Louisville, Kentucky

August 6, 2014